Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-283969

Amendment No. 1 dated October 13, 2026† to the
Pricing Supplement dated October 7, 2026 to the
Product Supplement MLN-ES-ETF-1 dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$4,800,000
Autocallable Fixed Interest Barrier Notes Linked to the Least Performing of the common stock of Apple Inc., the common stock of Broadcom Inc., the Class A common stock of Alphabet Inc. and the common stock of Meta
Platforms, Inc. Due October 12, 2028

The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Fixed Interest Barrier Notes (the “Notes”) linked to the least performing of the common stock of Apple Inc., the common stock of Broadcom Inc., the Class A common stock of Alphabet Inc. and the common stock of Meta Platforms, Inc. (each, a “Reference Asset” and together, the “Reference Assets”).
The Notes will pay you an Interest Payment of $10.208 on an Interest Payment Date (including the Maturity Date), corresponding to a per annum rate of approximately 12.25% (the “Interest Rate”), regardless of the performance of the Reference Assets, unless the Notes have previously been subject to an automatic call. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, the Call Payment Date will be the first following Interest Payment Date (the “Call Payment Date”) and, on such date, we will pay you a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, if anything, in addition to the Interest Payment otherwise due, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 50.00% of its Initial Value, calculated as follows:
●	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
●
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset per Note equal to:

the Physical Delivery Amount of the Least Performing Reference Asset
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the percentage decline in the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $945.70 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-26 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price(1)	Underwriting Discount(1) (2)	Proceeds to TD(2)
Per Note	$1,000.00	$34.172(3)	$965.828(3)
Total	$4,800,000.00	$164,025.60	$4,635,974.40
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $965.00 (96.50%) per Note.

(2)
TD Securities (USA) LLC (“TDS”) will receive a commission of up to $35.00 (3.50%) per Note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $35.00 per Note. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

(3)	Rounded to the nearest tenth of a cent.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.
† This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated October 7, 2026 in its entirety. We refer to this amended and restated pricing supplement as the pricing supplement.

TD SECURITIES (USA) LLC	P-1

Autocallable Fixed Interest Barrier Notes Linked to the Least Performing of the
common stock of Apple Inc., the common stock of Broadcom Inc., the Class A common stock of Alphabet Inc. and the common stock of Meta Platforms, Inc.
Due October 12, 2028

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Autocallable Fixed Interest Barrier Notes
Term:	Approximately 24 months, subject to an automatic call
Reference Assets:
The common stock of Apple Inc. (Bloomberg ticker: AAPL UW, “AAPL”), the common stock of Broadcom Inc. (Bloomberg ticker: AVGO UW, “AVGO”), the Class A common stock of Alphabet Inc. (Bloomberg ticker: GOOGL UW, “GOOGL”) and the common stock of Meta Platforms, Inc. (Bloomberg ticker: META UW, “META”)

CUSIP / ISIN:	89117HCP8 / US89117HCP82
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	October 7, 2026
Issue Date:
October 13, 2026, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	October 9, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Maturity Date:	October 12, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

TD SECURITIES (USA) LLC	P-2

Call Threshold Value:
With respect to AAPL: $336.67 (100.00% of its Initial Value).
With respect to AVGO: $376.51 (100.00% of its Initial Value).
With respect to GOOGL: $350.50 (100.00% of its Initial Value).
With respect to META: $721.31 (100.00% of its Initial Value).
The Call Threshold Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Call Observation Dates:
Monthly, on the 7th calendar day of each month, commencing on April 7, 2027 and ending on September 7, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Interest Payment:
Unless the Notes are subject to an automatic call, an Interest Payment will be paid to you on the corresponding Interest Payment Date regardless of the performance of the Reference Assets, in an amount equal to:
Principal Amount × Interest Rate × 1/12
All amounts used in or resulting from any calculation relating to an Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Interest Rate:	Approximately 12.25% per annum, corresponding to an Interest Payment of $10.208 with respect to each applicable Interest Payment Date.
Interest Payment Dates:
Monthly, on November 13, 2026, December 10, 2026, January 12, 2027, February 11, 2027, March 11, 2027 and, thereafter, the third Business Day following each Call Observation Date and ending on the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to the Interest Payment otherwise due, the payment or delivery you receive at maturity will be as follows:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount of the Least Performing Reference Asset.
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that, based on the Final Value of the Least Performing Reference Asset, will be equal to the Least Performing Percentage Change. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value

TD SECURITIES (USA) LLC	P-3

Initial Value:
With respect to AAPL: $336.67.
With respect to AVGO: $376.51.
With respect to GOOGL: $350.50.
With respect to META: $721.31.
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to AAPL: $168.335 (50.00% of its Initial Value).
With respect to AVGO: $188.255 (50.00% of its Initial Value).
With respect to GOOGL: $175.25 (50.00% of its Initial Value).
With respect to META: $360.655 (50.00% of its Initial Value).
The Barrier Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Physical Delivery Amount:
With respect to AAPL, 2.9703 shares per Note.
With respect to AVGO, 2.6560 shares per Note.
With respect to GOOGL, 2.8531 shares per Note.
With respect to META, 1.3864 shares per Note.
In each case, a number of shares per Note of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Value (observed to four decimal places), as determined by the Calculation Agent and as subject to adjustment if the corresponding Initial Value is adjusted as described herein.
If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value of the Least Performing Reference Asset. For the avoidance of doubt, if the Physical Delivery Amount of the Least Performing Reference Asset is less than 1.0000, on the Maturity Date you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share as described in the preceding sentence.
Further, if as a result of the occurrence of a market disruption event or adjustment event the Calculation Agent determines that the delivery of the Physical Delivery Amount is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by cash payment as described in the product supplement.
Investors should note that the value of the Physical Delivery Amount of the Least Performing Reference Asset investors receive on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Monitoring Period:	Final Valuation Date Monitoring

TD SECURITIES (USA) LLC	P-4

Trading Day:	A day on which the principal trading market(s) for each Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Assets (the “Put Option Component”), allocated as specified herein under “Material U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Record Date:	The Business Day preceding the relevant Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated October 7, 2026 in its entirety. We refer to this amended and restated pricing supplement as the pricing supplement.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount of the Least Performing Reference Asset received on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.
The Potential Positive Return on the Notes Is Limited to the Interest Payments Paid on the Notes, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to the Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of the Interest Payments paid over the term of the Notes. Further, if the Notes are automatically called prior to maturity, you will not receive any Interest Payments or any delivery or other payment in respect of any Interest Payment Date after the Call Payment Date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If the appreciation of any Reference Asset exceeds the sum of the Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset.
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if the Notes are not subject to an automatic call and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further amounts will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Call Threshold Value on a Call Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Interest Rate is set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.
You Will Have No Rights That a Holder of Shares of Any Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of any Reference Asset (its “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them.

TD SECURITIES (USA) LLC	P-7

Risks Relating to Characteristics of the Reference Assets
There Are Single Stock Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and its Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Reference Asset Issuer’s SEC filings.  We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Final Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive the Physical Delivery Amount of the Least Performing Reference Asset (with cash in lieu of any fractional share), the value of which is expected to be worth significantly less than the Principal Amount and may be worthless, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that (i) the Final Value of any Reference Asset will be less than its Barrier Value and (ii) that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Final Value that is less than its Barrier Value on the Final Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Barrier Value and Interest Rate are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Interest Rate and lower Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Final Value of any Reference Asset is less than its Barrier Value on the Final Valuation Date is even greater despite a lower Barrier Value. Therefore, it is more likely that the Final Value of a Reference Asset will be less than its Barrier Value and that you will lose a significant portion or all of your initial investment at maturity.
We Do Not Control Any Reference Asset Issuer and Are Not Responsible for Any of Their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into each Reference Asset Issuer.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD SECURITIES (USA) LLC	P-8

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes were set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.

TD SECURITIES (USA) LLC	P-9

If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains greater than or equal to its Barrier Value or increases to greater than its Call Threshold Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable and/or deliverable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Physical Delivery Amount and Barrier Value of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. If as a result of the occurrence of a market disruption event or adjustment event the Calculation Agent determines that the delivery of the Physical Delivery Amount is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by cash payment as described in the product supplement. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, Reference Asset Issuer or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Each Call Observation Date, the Final Valuation Date and the Corresponding Interest Payment Dates are Subject to Market Disruption Events and Postponements.
Each Call Observation Date, the Final Valuation Date and each Interest Payment Date (including the Maturity Date), is subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value of, and Any Payments or Deliveries on, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable and/or deliverable on, the Notes.

TD SECURITIES (USA) LLC	P-10

Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment or delivery of any amount or shares due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive the amounts payable and/or deliverable under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments or deliveries that might be due under the Notes.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the Payment at Maturity or upon an automatic call are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B, Reference Asset C and Reference Asset D, respectively, Initial Values of $350.00, $350.00, $350.00 and $750.00, Call Threshold Values of $350.00, $350.00, $350.00 and $750.00 (each 100.00% of its Initial Value), Barrier Values of $175.00, $175.00, $175.00 and $375.00 (each 50.00% of its Initial Value), an Interest Payment of $10.208 per Note (reflecting the Interest Rate of 12.25% per annum), Physical Delivery Amounts of 2.8571, 2.8571, 2.8571 and 1.3333, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date or on the Final Valuation Date. The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the First Call Observation Date and the Notes are Automatically Called.
Call Observation Date	Closing Values	Payment (per Note)
First Call Observation Date (First through Sixth Interest Payment Dates)
Reference Asset A: $365.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: $380.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: $400.00 (greater than or equal to its Call Threshold Value)
Reference Asset D: $800.00 (greater than or equal to its Call Threshold Value)
$1,000.00 (Principal Amount) + $10.208 (Interest Payment) $1,010.208 (Total Payment upon Automatic Call) + $51.04 (Interest Payments Previously Paid)
	Total Payment:	$1,061.248 (6.1248% Total Return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the first Call Observation Date (which is approximately 6 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,010.208 per Note, reflecting the Principal Amount plus the Interest Payment. When added to the Interest Payments of $51.04 received in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,061.248, for a total return of 6.1248% per Note. No further amounts will be owed under the Notes.
Example 2 — The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the Third Call Observation Date and the Notes are Automatically Called.
Call Observation Date	Closing Values	Payment (per Note)
First through Second Call Observation Dates (First through Seventh Interest Payment Dates)
Reference Asset A: Various (all less than its Call Threshold Value)
Reference Asset B: Various (all greater than or equal to its Call Threshold Value)
Reference Asset C: Various (all greater than or equal to its Call Threshold Value)
Reference Asset D: Various (all greater than or equal to its Call Threshold Value)
$71.456 (Aggregate Interest Payments)
Third Call Observation Date (Eighth Interest Payment Date)
Reference Asset A: $360.00 (greater than or equal to its Call Threshold Value)
Reference Asset B: $420.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: $380.00 (greater than or equal to its Call Threshold Value)
Reference Asset D: $890.00 (greater than or equal to its Call Threshold Value)
$1,000.00 (Principal Amount) + $10.208 (Interest Payment) $1,010.208 (Total Payment upon Automatic Call)
	Total Payment:	$1,081.664 (8.1664% Total Return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the third Call Observation Date (which is approximately 8 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,010.208 per Note, reflecting the Principal Amount plus the Interest Payment. When added to the Interest Payments of $71.456 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,081.664 per Note, for a total return of 8.1664% per Note. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-12

Example 3 — The Closing Value of Each Reference Asset is Less Than its Initial Value on each Call Observation Date and the Final Value of each Reference Asset is Greater than or Equal to its Barrier Value.
Call Observation Date	Closing Values	Payment (per Note)
First through Eighteenth Call Observation Dates (First through Twenty-Third Interest Payment Dates)
Reference Asset A: Various (all greater than or equal to its Call Threshold Value)
Reference Asset B: Various (all less than its Call Threshold Value)
Reference Asset C: Various (all greater than or equal to its Call Threshold Value)
Reference Asset D: Various (all greater than or equal to its Call Threshold Value)
$234.784 (Aggregate Interest Payments)
Final Valuation Date (Twenty-Fourth Interest Payment Date)
Reference Asset A: $200.00 (greater than or equal to its Barrier Value)
Reference Asset B: $240.00 (greater than or equal to its Barrier Value)
Reference Asset C: $360.00 (greater than or equal to its Barrier Value)
Reference Asset D: $390.00 (greater than or equal to its Barrier Value)
$1,000.00 (Principal Amount) + $10.208 (Interest Payment) $1,010.208 (Total Payment on Maturity Date)
	Total Payment:	$1,244.992 (24.4992% Total Return)
Because the Closing Value of each Reference Asset on each Call Observation Date prior to the Final Valuation Date is less than its Call Threshold Value, we will pay the Interest Payment on each Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than its Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,010.208 per Note, reflecting the Principal Amount plus the Interest Payment. When added to the Interest Payments of $234.784 paid in respect of the prior Interest Payment Dates, TD will have paid you a total of $1,244.992 per Note, for a total return of 24.4992% per Note.
Example 4 — The Closing Value of Each Reference Asset is Less Than its Initial Value on each Call Observation Date and the Final Value of the Least Performing Reference Asset is Less than its Barrier Value.
Call Observation Date	Closing Values	Payment (per Note)
First through Eighteenth Call Observation Dates (First through Twenty-Third Interest Payment Dates)
Reference Asset A: Various (all less than its Call Threshold Value)
Reference Asset B: Various (all greater than or equal to its Call Threshold Value)
Reference Asset C: Various (all greater than or equal to its Call Threshold Value)
Reference Asset D: Various (all greater than or equal to its Call Threshold Value)
$234.784 (Aggregate Interest Payments)
Final Valuation Date (Twenty-Fourth Interest Payment Date)
Reference Asset A: $280.00 (greater than or equal to its Barrier Value)
Reference Asset B: $250.00 (greater than or equal to its Barrier Value)
Reference Asset C: $140.00 (less than its Barrier Value)
Reference Asset D: $400.00 (greater than or equal to its Barrier Value)
Physical Delivery Amount of the Least Performing Reference Asset = 2.8571 × $140.00 = $400.00* (Value of Number of Shares) + $10.208 (Interest Payment) = $410.208. (Total Payment on Maturity Date)
	Total Payment and/or Delivery:	$644.992 (35.5008% Loss)
* Represents the approximate cash value of the Physical Delivery Amount of the Least Performing Reference Asset on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the value of the Least Performing Reference Asset on the Maturity Date.

TD SECURITIES (USA) LLC	P-13

Because the Closing Value of at least one Reference Asset on each Call Observation Date prior to the Final Valuation Date is less than its Call Threshold Value, we will pay the Interest Payment on each Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of at least one Reference Asset is less than its Barrier Value, on the Maturity Date we will pay you the Interest Payment of $10.208 paid in respect of the final Interest Payment Date and deliver a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount (with cash paid in lieu of any fractional share equal to the product of such fractional share and its Final Value), the value of which, as of the Final Valuation Date, would be worth $400.00 per Note. When added to the Interest Payments of $234.784 paid in respect of the prior Interest Payment Dates, as of the Final Valuation Date, we will have paid you a total of $644.992 per Note, a loss of 35.5008% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value of the Least Performing Reference Asset, will be equal to the Least Performing Percentage Change. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless.
Investors should note that, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-14

Information Regarding the Reference Assets
Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”). The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
Apple Inc.
According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL”.
Historical Information
The graph below illustrates the performance of AAPL from October 7, 2016 through October 7, 2026. The dotted lines respectively represent its Call Threshold Value of $336.67, which is equal to 100.00% of its Initial Value, and its Barrier Value of $168.335, which is equal to 50.00% of its Initial Value.
Apple Inc. (AAPL)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-15

Broadcom Inc.
According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-38449, or its CIK Code: 0001730168. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO”.
Historical Information
The graph below illustrates the performance of AVGO from October 7, 2016 through October 7, 2026. The dotted lines respectively represent its Call Threshold Value of $376.51, which is equal to 100.00% of its Initial Value, and its Barrier Value of $188.255, which is equal to 50.00% of its Initial Value.
Broadcom Inc. (AVGO)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Alphabet Inc.
According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google LLC that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.
Historical Information
The graph below illustrates the performance of GOOGL from October 7, 2016 through October 7, 2026. The dotted lines respectively represent its Call Threshold Value of $350.50, which is equal to 100.00% of its Initial Value, and its Barrier Value of $175.25, which is equal to 50.00% of its Initial Value.
Alphabet Inc. (GOOGL)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-17

Meta Platforms, Inc.
According to publicly available information, Meta Platforms, Inc. (“Meta”) provides online and digital products for people to connect and share through mobile devices, personal computers and other devices. Information filed by Meta with the SEC can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Meta’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “META”.
Historical Information
The graph below illustrates the performance of META from October 7, 2016 through October 7, 2026. The dotted lines respectively represent its Call Threshold Value of $721.31, which is equal to 100.00% of its Initial Value, and its Barrier Value of $360.655, which is equal to 50.00% of its Initial Value.
Meta Platforms, Inc. (META)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-18

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) the Debt Component; and (2) the Put Option Component. In accordance with this treatment, you agree to treat each Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:

Interest Rate	Interest on Debt Component	Put Option Component
12.25% per annum	5.37%	6.88%
We intend to treat the Debt Component as having a term of greater than one year, so that Interest Payments in respect of the Debt Component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale, automatic call or maturity of the Notes (including cash or physical settlement). At maturity, such payments would either be taxed as short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any shares of the reference asset if you receive the Physical Delivery Amount (unless such receipt of shares is treated as a taxable settlement of the Notes, in which case the put option component premium will be included in the amount realized when determining gain or loss on such taxable settlement, as described below).
If the Notes are automatically called prior to the Maturity Date or if you receive on the Maturity Date an amount in cash equal to the Principal Amount (other than any Interest Payment in respect of the Debt Component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable Call Payment Date or the Maturity Date, as applicable.
Upon the taxable disposition of the Notes for cash (other than cash settlement for an amount that is equal to the Principal Amount, other than any Interest Payment in respect of the Debt Component, which would be includible in income by you in the manner described above), you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the Debt Component for more than one year at the time of such taxable disposition.
If the Put Option Component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Least Performing Reference Asset that you may receive at maturity in connection with your investment in the Notes. If your Notes are physically settled at maturity by delivery to you of shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for each Reference Asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the Least Performing Reference Asset received at maturity.

TD SECURITIES (USA) LLC	P-19

If, the Notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the Least Performing Reference Asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the Least Performing Reference Asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes, reduced by total put premium previously received, and should have a holding period in the shares of the Least Performing Reference Asset beginning on the day after receipt of the Physical Delivery Amount. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the Physical Delivery Amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If the receipt of the Physical Delivery Amount is so treated, (i) you should recognize capital gain or loss equal to the difference between (x) the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the total put premium previously received and (y) the amount you paid for your Notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares. Notwithstanding the foregoing, there is uncertainty regarding the tax treatments of the Notes if the Notes are physically settled to any extent, and the IRS or a court might not agree with the treatment described above. A different tax treatment could be adverse to you.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

TD SECURITIES (USA) LLC	P-20

If the Notes are physically settled by delivery to you of a number of shares of the Least Performing Reference Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such shares that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for each Reference Asset. and consult your tax advisor concerning the application of U.S. federal income tax laws (or the last of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Reference Asset Issuer and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any Reference Asset Issuer as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of any Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of any Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

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As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity, possibly in excess of Interest Payments received.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Put Option Component to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes  and any shares of the Least Performing Reference Asset received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-22

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note

TD SECURITIES (USA) LLC	P-23

to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

TD SECURITIES (USA) LLC	P-24

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. The Notes were generally offered to the public at the public offering price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-25

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20, 2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

TD SECURITIES (USA) LLC	P-27